                                                                   EXHIBIT 10.13



                         BEIJING CENTRAL MEDIA CO. LTD.
                  (OR BEIJING CENTURY MEDIA CULTURE CO., LTD.)

                                       AND

                  HUNAN TV & BROADCAST INTERMEDIARY CO., LTD.

                                       AND

                      SHENZHEN RONGHAN INVESTMENT CO., LTD.

                                       AND

      BEIJING PERSPECTIVE ORIENT MOVIE & TELEVISION INTERMEDIARY CO., LTD.




--------------------------------------------------------------------------------



                         STRATEGIC PARTNERSHIP AGREEMENT



--------------------------------------------------------------------------------





                                  JUNE 15, 2006

                                TABLE OF CONTENTS

ITEM DESCRIPTION                                                            PAGE
1.   DEFINITIONS ............................................................ 1

2.   THE TRANSACTION ........................................................ 6

3.   CLOSING CONDITIONS PRECEDENT ........................................... 7

4.   CLOSING ................................................................ 8

5.   VENPORS' OBLIGATZONS ................................................... 8

6.   COVENANTS .............................................................. 9

7.   WARRANTIES ............................................................ 12

8.   INDEMNITY ............................................................. 13

9.   NON-COMPETE COVENANT .................................................. 15

10.  TERMINATION ........................................................... 15

11.  MISCELLANEOUS ......................................................... 17

SCHEDULE A    CORPORATE DETAILS OF BPO ..................................... 21

SCHEDULE B    CLOSING CONDITIONS PRECEDENT ................................. 22

SCHEDULE C    DOCUMENTS DELIVERABLES AT OR PRIOR TO CLOSING ................ 24

SCHEDULE D    VENDORS WARRANTIES ........................................... 25

SCHEDULE E    THE PURCHASER WARRANTIES ..................................... 33

SCHEDULE F    MANAGEMENT TEAM AND KEY EMPLOYEES OF BPO ..................... 34

SCHEDULE G    MANAGEMENT CONTRACT .......................................... 35

SCHEDULE H    WAIVER LETTER ................................................ 36

SCHEDULE I    PAYABLES AND RECEIVABLES ..................................... 39

SCHEDULE J    CONSTITUTIONAL DOCUMENTS OF BPO .............................. 40

SCHEDULE K    EXISTING CONTRACTS ........................................... 41

SCHEDULE L    LEASES ....................................................... 42

SCHEDULE M    INTELLECTUAL PROPERTY OF BPO ................................. 43

SCHEDULE N    LAST ACCOUNTS ................................................ 44

APPENDIX 1    Equity Transfer and Capital Increase in BPO) ................. 45

APPENDIX 2    Articles of association of BPO ............................... 46

APPENDIX 3    Money Journal Cooperation Agreement .......................... 47

THIS STRATEGIC PARTNERSHIP AGREEMENT (this "AGREEMENT") is made in Beijing, PRC, on the 15th day of June, 2006.


BETWEEN

(1) BEIJING CENTRAL MEDIA CO., LTD., or Beijing Century Media Culture Co., Ltd., a limited liability company incorporated under the laws of PRC with registration number 1101112708733 and a registered address at No. 18-388, Jianshe Road, Kaixuan Avenue, Liang Xiang, Fangshan District, Beijing ("PURCHASER");

(2) HUNAN TV & BROADCAST INTERMEDIARY CO., LTD., a company limited by shares incorporated under the laws of PRC with registration number 4300001001044 and a registered address at Jinying Intermediary & Culture City, Liuyang River Bridge East, Changsha, Hunan Province ("TVBI");

(3) SHENZHEN RONGHAN INVESTMENT CO., LTD., a limited liability company incorporated under the laws of PRC with registration number 4403011065442 and a registered address at Suite 31F, Shenzhen Special Zone Press Tower, Futian District, Shenzhen ("SZCO", together with TVBI, the "VENDORS");

(4) BEIJING PERSPECTIVE ORIENT MOVIE AND TELEVISION INTERMEDIARY CO., LTD., a limited liability company incorporated under the laws of PRC with registration number 1100001168692 and a registered address at No. 5 Building, No. 46 Taiping Road, Haidian District, Beijing ("BPO").

WHEREAS

A. TVBI is holding 90% of the equity interest in BPO and is the controlling shareholder of SZCO as of the date of this Agreement;

B. The PURCHASER desires to acquire and TVBI agrees to sell certain equity interest in BPO on the terms and conditions as set out in this Agreement; and

C. The PURCHASER, TVBI, SZCO and BPO desire to enter into and complete the TRANSACTION (as defined below) on the terms and conditions as set out in this Agreement and the TRANSACTION DOCUMENTS (as defined below).

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth herein, the PURCHASER, TVBI, SZCO and BPO agree as follows:

1.   DEFINITIONS

     1.1  The following terms, as used herein, have the following meanings:

          "AFFILIATES" means any other PERSON that, directly or indirectly, through one or more intermediaries, CONTROLS, is CONTROLLED by, or is under common CONTROL with, a specified

          PERSON or, in the case of a natural person, such PERSON's spouse, parents and descendants (whether by blood or adoption and including stepchildren);

          "AGREED FORM" means, in relation to any document, the form of that document which has been agreed upon by each of the PARTIES hereto before the CLOSING;

          "AMENDED AOA" shall have the meaning as provided in Clause 2.2 (b);

          "BOARD" means the board of directors of BPO;

          "BPO JOINT-CONTROL ACCOUNT" means a separate account opened by BPO in a bank designated by the PURCHASER for the purpose of depositing the INCREASED CAPITAL (as defined below) and the INITIAL PAYMENT (as defined below), which is under joint control of BPO and the PURCHASER by reserving seal specimens, and for the avoidance of doubt, neither PARTY may withdraw, transfer or dispose by other means any part of the fund in such account without the written consent of the authorized representatives of the aforesaid two parties.

          "BUSINESS DAY" means any Monday, Tuesday, Wednesday, Thursday and Friday on which banks in PRC are not required or permitted by laws to be closed;

          "CLOSING" shall have the meaning provided in Clause 4.2;

          "CLOSING DATE" shall have the meaning provided in Clause 2.3(d);

          "CLOSING NOTICE" shall mean the written document delivered by the PURCHASER to TVBI pursuant to Clause 2.3(d) hereunder;

          "CONSENTS" means any consent, approval, order, or authorization of or registration, declaration, or filing with or exemption by or from a governmental body in PRC;

          "CONSTITUTIONAL DOCUMENTS" shall have the meaning provided in Clause
          (a) of Part C of Schedule D;

          "CONTROL", "CONTROLS", "CONTROLLED" (or any correlative term) means the possession, directly or indirectly, of the power to direct or cause the direction or the management of a PERSON, whether through the ownership of voting securities, by contract, credit arrangement or proxy, as trustee, executor, agent or otherwise. For the purpose of this definition, a PERSON shall be deemed to CONTROL another PERSON if such first PERSON, directly or indirectly, owns or holds more than 50% of the voting equity interests in such other PERSON;

          "DIRECTORS" means the members from time to time of the BOARD;

          "ENCUMBRANCES" means and includes any interest or equity of any person (including, without prejudice to the generality of the foregoing, any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, claims, agreements, equities, lien or assignment and other third party rights of any nature whatsoever and together with all rights of any nature whatsoever now or hereafter attaching or accruing to the property including, where the property is shares or equity interests in a company, all rights to any dividends or other distribution declared paid or made in respect of them, or any other encumbrance, priority or security interest or arrangement of whatsoever nature over or in the relevant property;

          "EQUITY" means the equity interest in the registered capital of BPO, which is to be sold by TVBI and purchased by the PURCHASER, under the relevant TRANSACTION DOCUMENTS pursuant to Clause 2.1;

          "EXISTING CONTRACTS" shall have the meaning provided in Clause (i) of Part C of Schedule D;

          "IFRS" means the International Financial Reporting Standards promulgated by the International Accounting Standards Board from time to time;

          "INDEMNIFIED PARTY" shall have the meaning provided in Clause 8.6;

          "INDEMNIFYING PARTY" shall have the meaning provided in Clause 8.6;

          "INTELLECTUAL PROPERTY" means, collectively, the OWNED INTELLECTUAL PROPERTY and the LICENSED INTELLECTUAL PROPERTY;

          "LAST ACCOUNTS" means the consolidated balance sheets, the consolidated profit and loss accounts, and the consolidated cash flow statements of BPO, as attached hereto as Schedule N, together with any notes, reports or statements included in or annexed to them, which are in respect of the state of affairs of BPO as of the LAST ACCOUNTS DATE;

          "LAST ACCOUNTS DATE" means 31 December 2005 which is the cut-off date for the LAST ACCOUNTS;

          "LICENSED INTELLECTUAL PROPERTY" means any and all license rights granted to BPO in any third party intellectual property or other proprietary or personal rights, including any and all of the following that are licensed to BPO anywhere in the world: trademarks, trade names, service marks and trade dress, and all goodwill associated with trademarks, trade names, corporate names, business names, brand names, service marks and trade dress; patents; concepts; prototypes; drawings; designs; logos; trade dress; distinguishing guises; certification marks; official marks; mask works; utility models; domain names and other identifiers for internet protocol addresses and networks, fictional characters, and other indicators of source or business identifiers, and all goodwill associated therewith; copyrights and copyrightable works; databases; graphics; schematics; marketing, sales and user data and strategies and customer lists; technology; trade secrets, including confidential know-how, inventions, invention disclosures, inventor's notes, improvements, discoveries, formulae, specifications and processes; computer software programs of any kind (in both source and object code form); application programming interfaces;

          protocols; and any renewal, extension, reissue, continuation or division rights, applications and/or registrations for any of the foregoing;

          "MANAGEMENT" means the key management team of BPO as listed in Schedule F;

          "MANAGEMENT CONTRACTS" means the five-year management employment contracts in the form set out in Schedule G with each member of MANAGEMENT;

          "MATERIAL ADVERSE CHANGE" means any event, circumstance or occurrences which might reasonably be expected to have a material adverse effect on the prospects, business, operations or financial condition of BPO taken as a whole or that would materially affect the ability of any PERSON (other than the PURCHASER) who is a party to any of the TRANSACTION DOCUMENTS to perform its material obligations under any of the TRANSACTION DOCUMENTS;

          "OWNED INTELLECTUAL PROPERTY" means any and all of the following that are owned (including joint ownership) or held by BPO anywhere in the world: trademarks, trade names, service marks and trade dress, and all goodwill associated with trademarks, trade names, corporate names, business names, brand names, service marks and trade dress; patents; concepts; prototypes; drawings; designs; logos; trade dress; distinguishing guises; certification marks; official marks; mask works; utility models; domain names and other identifiers for internet protocol addresses and networks, fictional characters, and other indicators of source or business identifiers, and all goodwill associated therewith; copyrights and copyrightable works; databases; graphics; schematics; marketing, sales and user data and strategies and customer lists; technology; trade secrets, including confidential know-how, inventions, invention disclosures, inventor's notes, improvements, discoveries, formulae, specifications and processes; computer software programs of any kind (in both source and object code form); application programming interfaces; protocols; and any renewal, extension, reissue, continuation or division rights, applications and/or registrations for any of the foregoing;

          "PARTIES" means the PURCHASER, TVBI, SZCO and BPO, and "PARTY" means any of them;

          "PERSON(S)" means any natural person, company, association, partnership, organization, business, joint venture, trust, unincorporated organization or any other entity or organization, and shall include any governmental authority;

          "PRC" means the People's Republic of China, excluding Hong Kong Special Administration Region ("HONG KONG"), Macao Special Administration Region and Taiwan for the purposes of this Agreement;

          "PRC LEASE(S)" shall have the meanings provided in Clause (r) of Part C of Schedule D;

          "PURCHASER WARRANTIES" means the representations and warranties given by the PURCHASER as set out in Schedule E;

          "RMB" means the lawful currency of PRC;

          "SAIC" means the State Administration of Industry and Commerce of PRC and/or its local counterparts;

          "SPIA" shall have the meaning provided in Clause 2.2;

          "SUBSIDIARY" means a partnership, company, or other entity, of which a PERSON directly or indirectly owns or controls voting rights or other interests that are sufficient to elect a majority of the board of directors or other managers of such partnership, company or other entity;

          "TRANSACTION" means the transactions contemplated by the TRANSACTION DOCUMENTS;

          "TRANSACTION DOCUMENTS" means this Agreement and the documents referred to in Clause 2 of this Agreement;

          "VENDORS WARRANTIES" means the representations and warranties given by TVBI and SZCO as set out in Schedule D;

          "WARRANTIES" means the PURCHASER WARRANTIES and/or the VENDORS WARRANTIES, as appropriate;

     1.2  In this Agreement:

          (a) the headings are inserted for convenience only and shall not affect the construction of this Agreement;

          (b) references to statutory provisions shall be construed as references to those provisions as amended or re-enacted or as their application is modified by other statutory provisions (whether before or after the date hereof) from time to time and shall include any provisions of which they are re-enactments (whether with or without modification);

          (c) all times and dates in this Agreement shall be PRC times and dates except where otherwise stated;

          (d) unless the context requires otherwise, words incorporating the singular shall include the plural and vice versa and words importing one gender shall include every gender; and

          (e) references herein to Clauses, Recitals and Schedules are to clauses and recitals of and schedules to this Agreement.

     1.3 All Recitals and Schedules form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement and any reference to this Agreement shall include the Recitals and Schedules.

     1.4 Warranties, covenants, indemnities or other obligations expressed in this Agreement to be given by more than one party shall be deemed to be given by such parties on a joint and several basis unless otherwise expressly provided for.

2.   THE TRANSACTION

     2.1 The PARTIES hereby agree that the TRANSACTION shall include the following transactions and any other related matters as contemplated or required by the TRANSACTION DOCUMENTS:

          (a) a transfer of 42.67% of total equity interest in BPO ("EQUITY") by TVBI to the PURCHASER, for which the consideration shall be RMB 32,000,000 (RMB thirty-two million) ("EQUITY TRANSFER PRICE"), to be paid to the TVBI subject to the terms and conditions contained in this AGREEMENT and the SPIA; and

          (b) an increase of RMB 17,000,000 (RMB seventeen million) in the registered capital of BPO ("INCREASED CAPITAL") subscribed by the PURCHASER upon the transfer of the EQUITY pursuant to the SPIA, after which the PURCHASER will hold 51% equity interest in BPO.


     2.2 The PARTIES hereby agree to enter into the TRANSACTION on the terms and conditions contained in this Agreement and the following documents("TRANSACTION DOCUMENTS"):

          (a) an agreement for equity transfer and capital increase ("SPIA") to be entered into by and among TVBI, SZCO, BPO and the PURCHASER in AGREED FORM as set out in Appendix 1 attached hereto, under which TVBI agrees to sell and the PURCHASER agrees to purchase the EQUITY, and in furtherance of the strategic partnership the PURCHASER agrees to subscribe for and make contribution of the newly increased capital pursuant to the SPIA, while TVBI, SZCO and BPO agree to the same;

          (b) an amended articles of association of BPO ("AMENDED AOA") in AGREED FORM as set out in Appendix 2 attached hereto;

          (c) other agreements, contracts or documents in relation to the TRANSACTION contemplated by the above documents or this Agreement.

     2.3 The PARTIES hereby agree that the TRANSACTION shall be proceeded as follows:

          (a) Within twenty (20) BUSINESS DAYS after the execution of this AGREEMENT, the PURCHASER shall use its best efforts to increase its registered capital to RMB29,000,000, and deliver a copy of its latest business license and an original copy of its capital verification report for the SELLER's inspection;

          (b) Within twenty (20) BUSINESS DAYS after the VENDOR receives a copy of the business license and an original copy of its capital verification report delivered by the PURCHASER indicating that the registered capital of the PURCHASER is RMB29,000,000, the VENDORS shall deliver the duplicate of the application documents required by the equity transfer hereunder and the documents evidencing the fulfilment of the CLOSING CONDITIONS PRECEDENT set out in Clause 1 of Schedule B for the PURCHASER's confirmation, and the PURCHASER shall complete reviewing such documents within five (5) BUSINESS DAYS after receiving the documents, and issue a written transaction confirmation letter to the VENDORS after confirming that such documents are in compliance with the TRANSACTION DOCUMENTS. Within fifteen (15) BUSINESS DAYS after the issuance of the aforesaid written transaction confirmation letter, the PURCHASER shall make the initial payment of the EQUITY TRANSFER PRICE amounting to RMB 7,500,000 ("INITIAL PAYMENT") and the INCREASED CAPITAL amounting to RMB 17,000,000 into the BPO JOINT-CONTROL ACCOUNT within reasonably practical time, and execute the legal documents for the equity transfer and the capital increase.

          (c) Within twenty (20) BUSINESS DAYS after the INITIAL PAYMENT and the INCREASED CAPITAL have been made by the PURCHASER pursuant to Clause 2.3 (b), the VENDORS shall officially submit the application for the equity transfer and capital increase with SAIC with the application documents in the same form as the documents duplicate delivered to the PURCHASER pursuant to Clause
               2.3 (b). The VENDORS shall obtain the prior written consent of the PURCHASER if any amendment need to be made to the application documents.

          (d) Within three (3) BUSINESS DAYS after the new business license of BPO ("NEW BUSINESS LICENSE") is issued, the VENDORS shall provide the PURCHASER with the documents issued by SAIC evidencing that the registered capital of BPO has increased to RMB 117,000,000 and the PURCHASER has been registered as the owner of 51% equity interest of BPO. The PURCHASER shall complete reviewing the aforesaid documents within five (5) BUSINESS DAYS after receiving such documents, and issue the CLOSING NOTICE after confirming that (1) the equity transfer and the capital increase have been completed in accordance with the TRANSACTION DOCUMENTS, and (2) all of the CLOSING CONDITIONS PRECEDENT (as defined below) have been fulfilled or the PURCHASER has waived the CLOSING CONDITIONS PRECEDENT failing to be fulfilled pursuant to Clause 3.4. The VENDORS shall handle CLOSING (as defined below) together with the PURCHASER and deliver all the documents necessary for the operation of BPO within the schedule as designated in the CLOSING NOTICE ("CLOSING DATE").

3.   CLOSING CONDITIONS PRECEDENT

     3.1 The CLOSING NOTICE is conditional upon the fulfilment of any and all CLOSING CONDITIONS PRECEDENT set out in Schedule B, and the fulfilment of the CLOSING CONDITIONS PRECEDENT may be waived by the PURCHASER pursuant to Clause 3.4.

     3.2 The PARTIES shall use their reasonable endeavours to cause the CLOSING CONDITIONS Precedent to be fulfilled as soon as practicable.

     3.3 If the CLOSING CONDITIONS PRECEDENT specified in Schedule B have not been fulfilled within one hundred and twenty (120) BUSINESS DAYS after the execution of this Agreement and the PURCHASE has not waived such unfulfilled CLOSING CONDITIONS PRECEDENT pursuant to Clause 3.4, the PURCHASER shall be entitled, at its sole and absolute discretion, to terminate this Agreement by serving a written notice to TVBI.

     3.4 Notwithstanding the above, the PURCHASER shall be entitled, in its sole and absolute discretion, to waive any or all of the CLOSING CONDITIONS PRECEDENT specified in Schedule B or to request any of such CLOSING CONDITIONS PRECEDENT be fulfilled by the VENDOR after the CLOSING. In case that the PURCHASER has requested that any CLOSING CONDITION PRECEDENT be fulfilled after the CLOSING, such CLOSING CONDITION PRECEDENT shall automatically become a post-CLOSING undertaking and the VENDORS shall fulfil such post-CLOSING undertakings as soon as practical after the CLOSING but in no event later than thirty (30) BUSINESS DAYS after the CLOSING.

4.   CLOSING

     4.1 Upon the fulfilment of all the CLOSING CONDITIONS PRECEDENT or the waiver of the unfulfilled CLOSING CONDITIONS PRECEDENT by the PURCHASER, the CLOSING shall take place on the CLOSING DATE as specified in the CLOSING NOTICE, and, in any event, the CLOSING DATE shall be no later than thirty (30) BUSINESS DAYS after the NEW BUSINESS LICENSE has been issued.

     4.2 The PURCHASER and the VENDORS shall complete the following closing procedures ("CLOSING") on the CLOSING DATE and within the three (3) BUSINESS DAYS after the CLOSING DATE:

          (a) The VENDORS shall deliver, or cause BPO to deliver, to the PURCHASER a copy of the documents set out in Schedule C. If such documents fail to be delivered, the PURCHASER shall be entitled to terminate this AGREEMENT pursuant to Clause 10;

          (b) The PURCHASER and BPO shall release to TVBI an amount equivalent to the INITIAL PAYMENT as part of the EQUITY TRANSFER PRICE from the BPO JOINT-CONTROL ACCOUNT, and the PURCHASER shall pay TVBI the balance of the EQUITY TRANSFER PRICE amounting to RMB 24,500,000; and

          (c) The VENDORS shall deliver to the representative nominated by PURCHASER all of the records, seals, registers, minute books, files, approvals, permits, licenses, certificates and other statutory books of BPO, and the original or effective duplicate of any legal certificate and document required for the effective management of BPO by the PURCHASER, for inspection and confirmation.

5.   VENPORS' OBLIGATZONS

     5.1  The VENDORS shall use its best endeavour to cause BPO to

          (a) renew the lease agreements with respect to No. 5 Building, No. 46 Taiping Road, Haidian District, Beijing entered into by BPO and/or Beijing Perspective Oriental Advertising Co., Ltd. ("BPOA") in a form satisfactory to the PURCHASER; and

          (b) obtain the effective Organization Identity Code Certificate of BPO and BPOA, and the effective State Tax Registration Certificate of BPOA.

     5.2 TVBI shall complete the acquisition of 10% equity interest in BPO held by SZCO as soon as reasonably practical, which, in any case, shall be no later than sixty(60) BUSINESS DAYS after the CLOSING DATE.

     5.3 The VENDORS shall perform and comply with all the terms, conditions and obligations contained in the TRANSACTION DOCUMENTS;

     5.4 The VENDORS shall use its best endeavours to assist the PURCHASER to transfer the maximum ratio as permitted by the laws of PRC of the equity interest in BPO to any offshore third party as designated by the PURCHASER.

6.   COVENANTS

     6.1 From the execution date of this Agreement until the CLOSING DATE, except for the TRANSACTIONS specified in the TRANSACTION DOCUMENTS or otherwise with the prior written consent of THE PURCHASER:

          (a)  The VENDORS warrant and undertake that they will ensure BPO to:

               (i) conduct its business in the ordinary course and consistent with past practices;

               (ii)   maintain in full force and effect its existence;

               (iii) promptly and timely prepare and file any reports and tax returns and pay all taxes, assessments, government fees and charges, if any, required to maintain its existence and conduct its business in the ordinary course and consistent with past practices;

               (iv)   comply with all applicable laws;

               (v) keep records in which true and correct entries will be made of all transactions entered into;

               (vi) duly observe all material requirements of governmental authorities unless contested in good faith by appropriate legal proceedings with the consent of the PURCHASER;

               (vii) promptly pay and discharge, or cause to be paid and discharged, when due and payable, all lawful taxes, assessments and governmental charges or levies imposed upon its income, profits, property or business of unless contested in good faith by appropriate legal proceedings with the consent of the PURCHASER;

               (viii) at all times comply with the provisions of all contracts, agreements and leases to which it is a party, unless contested in good faith by appropriate legal proceedings with the consent of the PURCHASER; and

               (ix) unless otherwise directed by the PURCHASER, use best endeavours to procure that its employees at the date of this Agreement remain and continue as employees prior to and after the CLOSING;

          (b)  The VENDORS warrant and undertake to ensure BPO not to:

               (i) modify its Articles of Association except otherwise agreed in the TRANSACTION DOCUMENTS;

               (ii)   cause or permit its liquidation or dissolution;

               (iii) institute, or permit to be instituted against it, any proceeding, which remains undismissed for a period of fifteen (15) days after the filing thereof, seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding-up, reorganization, arrangement, adjustment, protection, relief or composition of it under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of any order or relief or the appointment of receiver, trustee or other similar official for them or for any substantial part of its property;

               (iv) make a general assignment for the benefit of its creditors;

               (v) declare or pay any dividend or make any distribution to its shareholders;

               (vi) issue, redeem, sell or dispose of, or create any obligation to issue, redeem, sell or dispose of, any shares of its capital stock or equity interest;

               (vii)  effect any stock split, reclassification or combination;

               (viii) modify agreements and other obligations with respect to its long-term indebtedness including, but not limited to its loan agreements, indentures, mortgages, debentures, notes and security agreements;

               (ix) incur, assume, guarantee or otherwise become obligated or liable for any indebtedness or encumber any of its assets or enter into any transaction or

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

                      contract (other than the relevant TRANSACTION DOCUMENTS referred to in this Agreement), or make any commitment relating to its assets or business;

               (x) become a party to any merger or consolidation or any other business combination with any corporation or other entity, except as contemplated by this Agreement;

               (xi) make any acquisition of all or substantially all of the stock or assets of any other person or entity;

               (xii) take or omit to take any action which could be reasonably anticipated to have a materially adverse effect upon its financial condition or assets;

               (xiii) grant any DIRECTOR, officer, legal representative,
                      employee or consultant any increase in compensation in any form (other than pursuant to existing employment agreements) or any severance or termination pay, or enter into or vary the terms of any employment agreement with such person except as provided in the MANAGEMENT CONTRACTS;

               (xiv) adopt, amend in any material respect or terminate, any employee benefit program of general applicability;

               (xv) make any advance or loan or expense to any person or entity, which exceeds RMB100,000, or the total of which exceeds RMB2,000,000 during any thirty (30) days period; or

               (xvi) do anything that shall be approved by the BOARD or Shareholders' Meeting of BPO had the TRANSACTION DOCUMENTS become effective before the CLOSING.

     6.2 The VENDORS and BPO hereby irrevocably undertake to the PURCHASER to procure at their own expense the due execution and delivery of all necessary documents and to do such further acts as may be necessary to complete the TRANSACTION.

     6.3 From the execution date of this Agreement until the CLOSING DATE, the VENDOR and BPO shall ensure that the PURCHASER, its agents and representatives are given reasonable access to such documents relating to the VENDOR or BPO as the PURCHASER shall request.

     6.4 The PURCHASER shall be entitled to rescind its obligations to complete the TRANSACTION under this Agreement or the relevant TRANSACTION DOCUMENTS by notice in writing to the VENDORS if prior to the CLOSING it appears that any of the warranties set out in any TRANSACTION DOCUMENT are not or were not true and accurate in any material respects or if any act or event occurs which, had it occurred on or before the date of that TRANSACTION DOCUMENT, would have constituted a breach of any of the warranties, or if there is any material non-fulfilment of any of the warranties which (being capable of remedy) is not remedied prior to the CLOSING, unless the VENDORS have otherwise disclosed the same to the PURCHASER prior to the date of this Agreement.

     6.5 TVBI and SZCO shall not transfer any of the remaining equity interest in BPO to any PERSON other than the PURCHASER, the PURCHASER's AFFILIATE or the PURCHASER's designated third party, and of TVBI within two (2) years after CLOSING.

     6.6 TVBI shall provide support to BPO for its business operation, which shall be at a level not inferior to the supports currently available to BPO, during the cooperation between TVBI and the PURCHASER or any of its AFFILIATES or designated parties, including without limitation, the provision of studio, office and related facilities, and daily business operation support.

     6.7 The PARTIES agree that the PURCHASER shall have the right to transfer part or all of the equity interest or similar ownership rights in BPO held by the PURCHASER to an offshore company on terms and conditions as reasonably decided by the PURCHASER. The VENDORS hereby irrevocably and unconditionally consent to such transfer, and waive their right of first refusal in respect of the same, and covenant to implement or take any action necessary to complete the transfer upon reasonable request by the PURCHASER.

     6.8 TVBI undertakes to ensure that Hunan TV Station will not raise any claim against BPO relating to the intellectual property and the intangible assets of "Fortune Morning 7a.m.".

7.   WARRANTIES

     7.1 The VENDORS jointly and severally represent and warrant to the PURCHASER in the terms of the VENDORS WARRANTIES as of the date hereof, and acknowledge that the PURCHASER has entered into this Agreement in reliance upon the VENDORS WARRANTIES. the PURCHASER represents and warrants to TVBI as of the date hereof in the terms of the PURCHASER WARRANTIES, and acknowledges that the TVBI have entered into this Agreement in reliance upon the PURCHASER WARRANTIES.

     7.2 Each of the WARRANTIES shall be construed as a separate warranty and (save as expressly provided to the contrary) shall not be limited or restricted by reference to or interference from the terms of any other WARRANTY or any other term of this Agreement.

     7.3 The WARRANTIES shall be deemed to be repeated immediately as of the CLOSING, the time when the PURCHASER comes to effectively obtain 51% of the equity interest in BPO with reference to the facts and circumstances then existing.

     7.4 The rights and remedies of the PURCHASER in respect of any breach of this Agreement shall not be affected by any investigation made by or on behalf of the PURCHASER into the affairs of any PARTY to this Agreement or by the actual or constructive knowledge on the part of the PURCHASER, agents or advisors or by any other event or matter whatsoever, except a specific duly authorized written waiver or release given by the PURCHASER and except as otherwise expressly provided in this Agreement.

     7.5 Each PARTY undertakes to notify the other PARTIES in writing promptly if it becomes aware of any circumstance arising after the date of this Agreement which would cause any WARRANTY it made to other PARTY (if the WARRANTIES were repeated with reference to the facts and circumstances then existing) to become untrue or inaccurate or misleading in any respect.

8.   INDEMNITY

     8.1 The VENDORS, jointly and severally, shall indemnify and shall keep indemnified and hold harmless the PURCHASER from and against:

          (a) any and all losses, claims, damage (including lost profits, consequential damage, interest, penalties, fines and monetary sanctions), liabilities and costs exceeding RMB10,000 incurred or suffered by the PURCHASER by reason of, resulting from, in connection with, or arising in any manner whatsoever out of the breach of any warranty, representation or covenant or the inaccuracy of any representation made by any of them or by BPO contained or referred to in this Agreement or in any agreement, instrument or document delivered by or on behalf of TVBI, SZCO, BPO, including, but not limited to, any diminution in the value of the assets of and any payment made or required to be made by the PURCHASER as a result of such breach, provided that the indemnity contained in this Clause 8 shall be without prejudice to any other rights and remedies available to the PURCHASER; and

          (b) the non-fulfilment or breach of any covenant, undertaking, agreement or other obligation of TVBI, SZCO, BPO, the MANAGEMENT or any party to any of the TRANSACTION DOCUMENTS under any of the TRANSACTION DOCUMENTS, which result in any and all losses, claims, damage, liabilities and costs exceeding RMB10,000 of the PURCHASER, except that such non-fulfilment or breach is attributable to the non-fulfilment or breach by the PURCHASER of its obligations under any of the TRANSACTION DOCUMENTS to a material extent.

     8.2 The PURCHASER shall indemnify and shall keep indemnified and hold harmless the PURCHASER from and against the non-fulfilment or breach of any covenant, undertaking of the PURCHASER under any of the TRANSACTION DOCUMENTS, which result in any and all losses, claims, damage (including late penalties), liabilities and costs of the VENDORS, except that such non-fulfilment or breach is attributable to the non-fulfilment or breach by the VENDORS and/or BPO of their respective obligations under any of the TRANSACTION DOCUMENTS to a material extent.

     8.3 Notwithstanding other provisions hereof, the VENDORS shall in any case jointly and severally keep BPO fully indemnified and hold BPO harmless from and against any and all losses, claims, damages (including lost profits, consequential damages, interest, penalties, fines and monetary sanctions), liabilities and costs incurred or suffered by BPO by reason of, resulting from, in connection with, or arising in any manner whatsoever out of any litigation, action, arbitration or administrative proceedings, which are brought against or involving BPO, regardless whether such reasons have been disclosed to the PURCHASER or its representative.

     8.4 For the purposes of this Clause 8, "costs" includes reasonable lawyers' and accountants' fees and expenses, court costs and all other out-of-pocket expenses.

     8.5 The representations and warranties of the VENDORS and the rights of the PURCHASER to indemnification under this Agreement with respect thereto shall survive the CLOSING.

     8.6 A party entitled to indemnification hereunder (an "INDEMNIFIED PARTY") shall notify promptly the indemnifying party (the "INDEMNIFYING PARTY") in writing of the commencement of any action or proceeding with respect to which a claim for indemnification may be made pursuant to this Agreement; provided, however, that the failure of any Indemnified Party to provide such notice shall not relieve the INDEMNIFYING PARTY of its obligations under this Agreement.

     8.7 In case of any claim, action or proceeding is brought against an INDEMNIFIED PARTY and the INDEMNIFIED PARTY notifies the INDEMNIFYING PARTY of the commencement thereof, the INDEMNIFYING PARTY shall be entitled to participate therein and to assume the reasonable defence thereof, to the extent that it chooses, with counsel reasonably satisfactory to such INDEMNIFIED PARTY, and after notice from the INDEMNIFYING PARTY to such INDEMNIFIED PARTY that it so chooses, the INDEMNIFYING PARTY shall not be liable to such INDEMNIFIED PARTY for any legal or other expenses subsequently incurred by such INDEMNIFIED PARTY in connection with the defences thereof other than reasonable costs of investigation; provided, however, that (i) if the INDEMNIFYING PARTY fails to take reasonable steps necessary to defend diligently the action or proceeding within twenty (20) calendar days after receiving notice from such INDEMNIFIED PARTY that the INDEMNIFIED PARTY believes it has failed to do so; or (ii) if such INDEMNIFIED PARTY who is a defendant in any claim or proceeding which is also brought against the INDEMNIFYING PARTY reasonably shall have concluded that there may be one or more legal defences available to such INDEMNIFIED PARTY which are not available to the INDEMNIFYING PARTY; or (iii) if representation of both parties by the same counsel is otherwise inappropriate under applicable standards of professional conduct, then, in any such case, the INDEMNIFIED PARTY shall have the right to assume or continue its own defences as set forth above (but with no more than one firm of counsel for all INDEMNIFIED PARTIES in each jurisdiction), and the INDEMNIFYING PARTY shall be liable for any expenses therefor. For the avoidance of doubt, the expenses referred to in this Clause 8.7 shall be confined to the fees reasonably payable, as the case may be, to the counsels, lawyers, experts, auditors, valuers, tribunals, courts or other related parties for participating in the actions or proceedings.

     8.8 No INDEMNIFYING PARTY shall, without the written consent of the INDEMNIFIED PARTY, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification may be sought hereunder (whether or not the INDEMNIFIED PARTY is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of the INDEMNIFIED PARTY from all liability arising out of such action or claim, (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any INDEMNIFIED PARTY and (iii) does not include any injunctive or other non-monetary relief.

9.   NON-COMPETE COVENANT

     Each of the VENDORS jointly and severally undertake and covenant to the PURCHASER that from the date of this Agreement and for such a period of five(5) years, neither it nor any of its AFFILIATES will, and it shall procure that no PERSON who is, on the date of this Agreement or immediately prior to the CLOSING, its shareholder, owner, director, officer or legal representative will:

     (a) either on its own account or through any of its AFFILIATES, or in conjunction with or on behalf of any other PERSON, will carry on or be engaged, concerned or interested directly or indirectly whether as shareholder, director, employee, partner, agent or otherwise carry on any business in competition with the businesses of BPO;

     (b) either on its own account or through any of its AFFILIATES or in conjunction with or on behalf of any other PERSON, employ, solicit or entice away or attempt to employ, solicit or entice away from BPO any person for the purpose of carrying on any business in direct competition with the business of BPO who is or shall have been at the date of or within twelve (12) months prior to such cessation a director, officer, legal representative, manager, consultant or employee of BPO whether or not such person would commit a breach of contract by reason of leaving such employment; or

     (c) The business of BPO indicated hereunder shall be limited to the business scope of BPO as duly registered and approved as of the date of this Agreement, and shall not include the newly-expanded business after the completion of the transactions hereunder.

10.  TERMINATION

     10.1 Without prejudice to the right to claim damages, indemnification or compensations or any other remedy contained herein, this Agreement may be terminated pursuant to the conditions set forth below prior to the
          CLOSING:

          (a)  by the PURCHASER if: (i) there is a MATERIAL ADVERSE CHANGE, or
               (ii) any representations and warranties made by a PERSON other than the PURCHASER contained in any TRANSACTION DOCUMENTS are not true or correct in any material respect when made or at the time when the PURCHASER effectively obtain 51% of the equity interest of BPO or any time in between, or (iii) any of the VENDORS has not complied in all material respects with the covenants or agreements contained in this Agreement or any TRANSACTION DOCUMENT to be complied with by it, or (iv) any proceeding shall be instituted by or against any PERSON who is a party to any of the TRANSACTION DOCUMENTS seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any law related to bankruptcy, insolvency or reorganization; or (v) the conditions precedent to complete the

               TRANSACTION have been changed to a material extent not attributable to the PURCHASER, and such change will have material adverse affects on the PURCHASER's rights and/or obligations under this Agreement, except for the conditions expressly provided in the TRANSACTION DOCUMENTS;

          (b) by TVBI if: (i) any representations and warranties of the PURCHASER contained in this Agreement shall not have been true and correct in any material respect when made, (ii) the PURCHASER has not complied in all material respects with the covenants or agreements contained in this Agreement to be complied with by it or (iii) any proceeding is instituted by or against the PURCHASER seeking to adjudicate the PURCHASER bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any law related to bankruptcy, insolvency or reorganization; or
               (iv) the conditions precedent to complete the TRANSACTION have been changed to a material extent not attributable to the VENDORS, and such change will have material adverse affects on the VENDORS' rights and/or obligations under this Agreement, except for the conditions expressly provided in the TRANSACTION DOCUMENTS;

          (c) by the PURCHASER or TVBI if the CLOSING has not occurred by December 31, 2006; provided, however, that the right to terminate this Agreement under this Clause 10.1(c) shall not be available to any PARTY whose failure to fulfil any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the CLOSING to occur on or prior to such date; or

          (d)  by the mutual written consent of the PURCHASER and TVBI.

     10.2 Effect of Termination.

          (a) In the event of termination of this Agreement as provided in Clause 10.1, this Agreement shall forthwith become void provided that nothing herein shall relieve any party hereto from liability for any breach of this Agreement.

          (b) In the event of termination of this Agreement, BPO, the VENDORS and the PURCHASER shall, as the case may be, execute all the necessary documents to ensure that the equity interests in BPO are restored as soon as practically possible, the costs, expenses and taxes arising out of which restoration and transfer-back shall be borne by the breaching party. If any payment has been made by the PURCHASER to TVBI and/or BPO, TVBI shall, and ensure BPO to, refund such payment in full within five (5) BUSINESS DAYS after the termination of this Agreement to the PURCHASER, but the VENDORS shall be entitled use the refund to offset the liquidated damages payable by it under this Agreement. For avoidance of any doubt, if the PURCHASER has paid BPO the INCREASED CAPITAL, the VENDORS and BPO shall cooperate with the PURCHASER to cause BPO to refund the INCREASED CAPITAL within five (5) BUSINESS DAYS after the termination of this Agreement. If the capital increase hereunder by the PURCHASER has been duly registered with SAIC, the VENDORS and BPO shall assist the PURCHASER in proceeding the capital reduction procedure of BPO as soon as reasonably practical, however, if this Agreement is terminated due to the VENDORS' breach, TVBI shall purchase the increased part of the equity interest in BPO subscribed by the PURCHASER at the price of RMB 17,000,000 as soon as possible and to the reasonably practicable extent and register the same with SAIC.

     10.3 For the avoidance of any doubt, after this Agreement is terminated, Clauses 1, 3, 8, 10, 11.3, 11.4 and 11.8 will continue to be effective.

     10.4 Notwithstanding other provisions hereof, if the transfer of the EQUITY and /or the capital increase contemplated in this Agreement fail to be registered with SAIC on October 31, 2006, the PURCHASER shall be entitled to terminate this Agreement and /or the related TRANSACTION DOCUMENTS by giving written notice to other PARTIES, and TVBI shall return to the PURCHASER the paid EQUITY TRANSFER PRICE within five (5) BUSINESS DAYS after receiving the notice. BPO shall refund the PURCHASER the paid INCREASED CAPITAL within five (5) BUSINESS DAYS after receiving the notice and TVBI shall ensure, and the PURCHASER shall assist BPO to return the INCREASED CAPITAL to the PURCHASER within such period.

11.  MISCELLANEOUS

     11.1 The representations, warranties and covenants contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the CLOSING and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the PURCHASER.

     11.2 The VENDORS assume joint and several liabilities for their obligations and the obligations of BPO under the TRANSACTION DOCUMENTS. The VENDORS hereby jointly and irrevocably appoint and designate TVBI to act on behalf of the VENDORS for the purposes of receiving the relevant notice, deciding, confirming and agreeing on the matters under this Agreement.

     11.3 Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the PARTIES. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the Parties hereto, with PURCHASER, or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. The PURCHASER may transfer all or part of its rights and/or obligation hereunder to an offshore company as nominated by the PURCHASER.

     11.4 This Agreement shall be governed by and construed in accordance with the laws of PRC.

     11.5 The Parties shall strive to settle any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof through amicable negotiation. In case no settlement can be reached through consultations with 60 days of the date of notification by one PARTY to the other PARTIES, then such dispute, including a dispute as to the validity or existence of this Agreement, shall be resolved by China International Economic and Trade Arbitration Commission, Shanghai Branch ("CIETAC") in Shanghai conducted in Chinese and English pursuant to its prevailing arbitration rules, The tribunal shall consist of three (3) arbitrators, one (1) to be appointed by the PURCHASER, one (1) by the Vendors and the third and presiding arbitrator to be jointly appointed by the PURCHASER and the VENDORS. If, within twenty (20) days after CIETAC gives notice to the PURCHASER and the VENDORS of the appointment, the PURCHASER and the VENDORS fail to jointly appoint the presiding arbitrator, it shall be appointed by the chairman of CIETAC. During the period when a dispute is being resolved, the PARTIES shall in all respects other than the issue(s) in dispute continue their performance of this Agreement.

     11.6 The arbitral award shall be final and binding upon the Parties. The arbitral award may be enforced by filing as judgment in any court having jurisdiction, or application may be made to such court for assistance in enforcing the award, as the case may be. Any arbitration expense shall be paid by the losing Party or as fixed by the arbitral tribunal. If it becomes necessary for a Party to enforce an arbitral award by legal action of any kind, the defaulting Party shall pay all reasonable costs and expenses and attorney's fee including, but not limited to, any cost of additional litigation or arbitration that shall be incurred by the Party seeking to enforce the award.

     11.7 The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

     11.8 Unless otherwise provided hereunder, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given: (1) upon personal delivery to the party to be notified with written receipt; or (2) by registered or certified mail, and addressed to the party to be notified at the address indicated for such party in this Clause 11.8 in which case it shall be deemed to have been delivered three BUSINESS DAYS after the date of posting ; or
          (3) by facsimile at the facsimile number set out in this Clause 11.8 by a transmission report and oral confirmation of receipt (which shall be noted and initialled by the sender in writing), but if any notice by facsimile is sent after 17:00 hours at the place of receipt on any BUSINESS DAY or at any time on a non-BUSINESS DAY at the place of receipt, such notice shall be deemed to have been delivered at 09:00 hours at the place of receipt on the next BUSINESS DAY.

          The addresses and fax numbers of the parties for the purpose of this Clause are as follows:

          The PURCHASER:
          Address:                 Unit 3905 1 Grand Gateway, 1 Hongqiao Road,
                                   Shanghai, PRC 200030
          Fax:                     021-64484956
          For the attention of:    Mr. Liu Yang

          TVBI:

           Address:                Jinying Intermediary & Culture City, Liuyang
                                   River Bridge East, Changsha, Hunan Province,
                                   PRC, 410003
           Fax:                    0731-4251888
           For the attention of:   Mr. Zhou Jingdong

           SZCO
           Address:                Unit B, 23F, Shenzhen Special Zone Press
                                   Tower, Futian District, Shenzhen, PRC, 518009
           Fax:                    0755-83515115
           For the attention of:   Mr. Xiong Weiyn

           BPO
           Address:                Mailbox 66, No. 46 Taiping Road, Haidian
                                   District, Beijing, PRC, 100857
           Fax:                    010-88278838
           For the attention of:   Mr. Cai Qizhi

     11.9 Each of the PARTIES hereto shall be responsible for its own costs and expenses incurred in the preparation, negotiation and execution of this Agreement.

     11.10 If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision was so excluded and shall be enforceable in accordance with its terms.

     11.11 The TRANSACTION DOCUMENTS supersedes all other previous agreements and constitute the entire agreement among the PARTIES and no PARTY shall be liable or bound to any other PARTY in any manner by any warranties, representations, or covenants except as specifically set forth herein or therein. In case this Agreement is in conflict with any other TRANSACTION DOCUMENTS, this Agreement shall prevail.

     11.12 This Agreement shall be executed in both Chinese and English, both of which shall be of the same effect.

     11.13 This Agreement shall become effective upon signing by the duly authorized representatives of the PARTIES or affixing the company chops of the PARTIES.


EXECUTION PAGE FOLLOWS

IN WITNESS WHEREOF, the PARTIES have executed this Agreement as of the date first above written.


The PURCHASER

For and on behalf of BEIJING CENTRAL MEDIA CO., LTD.
Per:
[Company chop of Beijing Central Media Co., Ltd.(i.e. Beijing Century Media Co., Ltd.)]
             /s/
------------------------------
Authorized Signatory



TVBI

For and on behalf of HUNAN TV & BROADCAST INTERMEDIARY CO., LTD.,
Per:
[Company chop of Hunan TV & Broadcast Intermediary Co., Ltd.]
             /s/
------------------------------
Authorized Signatory



SZCO

For and on behalf of SHENZHEN RONGHAN INVESTMENT CO., LTD.
Per:
[Company chop of Shenzhen Ronghan Investment Co., Ltd.]
             /s/
------------------------------
Authorized Signatory



BPO

For and on behalf of BEIJING PERSPECTIVE ORIENT MOVIE AND TELEVISION INTERMEDIARY CO., LTD.
Per:
[Company chop of Beijing Perspective Orient Movie and Television Intermediary Co., Ltd.]
             /s/
------------------------------
Authorized Signatory

                                   SCHEDULE A
                            CORPORATE DETAILS OF BPO

Date and place of Incorporation                Established in Beijing on September 25, 2000


Registered Address                             No. 5 Building, No. 46 Taiping Road, Haidian District, Beijing


Registered capital                             RMB100,000,000


Paid in capital                                RMB100,000,000


Shareholder                                    Hunan TV & Broadcast Intermediary Co., Ltd.

                                               Shenzhen Ronghan Investment Co., Ltd.


Directors                                      Liu Shabai
                                               Tan Qun
                                               Cai Qizhi
                                               Li Nan
                                               Zhang Xiaoge
                                               He Yaoxiong
                                               Ou Zhiang

                                   SCHEDULE B
                          CLOSING CONDITIONS PRECEDENT

The PURCHASER's obligations to consummate the TRANSACTIONS contemplated by this Agreement is subject to the fulfilment of each of the following conditions:

1.   Conditions Precedent for the TRANSACTION

     (a) The Parties has taken all corporate actions to execute and implement each of the TRANSACTION DOCUMENTS, and each of the TRANSACTION DOCUMENTS, together with relevant contracts, agreements and other documents, have been entered into by each of the PARTIES thereto and become effective;

     (b) The due diligence review on BPO has been completed with an outcome satisfactory to the PURCHASER;

     (c) TVBI and Hunan Economic TV Station have respectively issued a written confirmation to BPO that all intangible assets and rights in connection with TV program "Fortune", "Fortune China" and other derivative programs are in substantially the same form and content as provided in Schedule H, which provides that TVBI and Hunan TV Station irrevocably waive all their rights and interests in relation to the above-mentioned programs and all such waived rights and interests shall be solely held by BPO;

     (d) The effective Organization Identity Code Certificates of BPO and BPOA have been issued;

     (e) Each member of the MANAGEMENT has entered into an employment agreement with BPO in a form satisfactory to the PURCHASER;

     (f) TVBI has remedied its default in capital contribution by paying RMB 3,145,850.37 to BPO, and the receivables and the payables as listed in
          Schedule I have been set-off and written off in the manner, and subject to the terms and conditions, as set forth Schedule I;

     (g) The PURCHASER has increased its registered capital to RMB29,000,000 and has duly registered such with SAIC;

     (h) The TRANSACTION has been approved by the board of directors of the PURCHASER and TVBI; and

     (i) The agreement in respect of cooperation of Money Magazine in the Agreed Form as set forth in Appendix 3 hereof has been entered into by and between the relevant parties.

2.   Conditions Precedent for the CLOSING

     (a) All governmental approvals, registrations and filings for the TRANSACTION have been obtained or completed;

     (b) BPO has completed its registration with SAIC in respect of the following: (1) the transfer of 43.67% equity interest in BPO from TVBI to the PURCHASER; (2) the capital increase of RMB 17,000,000 in BPO by the PURCHASER; and (3) the AMENDED AOA;

     (c) BPO has delivered to the PURCHASER all documents required for the appointment of new DIRECTORS pursuant to the AMENDED AOA and relevant registration procedure, including without limitation the shareholders' meeting, the resignation letter signed by the current DIRECTORS, and the application documents signed by the chairman of the current BOARD.

                                   SCHEDULE C
                  DOCUMENTS DELIVERABLES AT OR PRIOR TO CLOSING

(a) The VENDORS shall ensure that BPO delivers to the PURCHASER at or prior to the CLOSING the executed original versions (or copies where the PURCHASER has agreed to accept) of all of the agreements, resolutions, certificates, approvals and documents referred to in Clause 2 of this Agreement, and all other documents, with which the PURCHASER will determine whether the CLOSING CONDITIONS PRECEDENT set out in Schedule B have been fulfilled.

(b) Without limiting the generality of the forgoing, the VENDORS shall ensure that BPO shall deliver to the PURCHASER the original of the following documents before the CLOSING DATE:

     (i) an original capital contribution certificate issued to the PURCHASER in the agreed form evidencing that the PURCHASER holds 51% equity interest in BPO;

     (ii) an original or copy of the shareholders registry to the satisfaction of the PURCHASER, evidencing that the PURCHASER holds 51% equity interest in BPO;

(c) The Vendors shall deliver the following documents to the PURCHASER for inspection and confirmation:

     (i) the NEW BUSINESS LICENSE, the Social Insurance Registration Certificate, the License for Production and Operation of Broadcasting and Television Program; and

     (ii) all previous Capital Verification Report of BPO.

                                   SCHEDULE D
                               VENDORS WARRANTIES

PART A: GENERAL

(a) Full Disclosure. (i) TVBI, SZCO and BPO are not aware of any facts which could materially adversely affect themselves or which are likely in the future to materially adversely affect any of them and which have not been disclosed to the PURCHASER by or on behalf of BPO in connection with or pursuant to this Agreement. (ii) No representation or warranty in this Agreement, nor any statement or certificate furnished or to be furnished to the PURCHASER pursuant to or in connection with this Agreement contains or will contain any untrue statement of material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein misleading.

(b) All written documents delivered by TVBI, SZCO and BPO to the PURCHASER before or on the execution date of this Agreement were when given, and remains, true, complete and accurate in all respects and not misleading. Neither of the VENDORS is aware of any fact or matter or circumstances not disclosed to the PURCHASER which renders any such information untrue, inaccurate or misleading or the disclosure of which might reasonably affect the willingness of the PURCHASER to conduct the TRANSACTION on terms upon which the PURCHASER would be willing to do the same.

PART B: WARRANTIES IN RESPECT OF THE VENDORS AND BPO IN GENERAL

(a) Organization, Standing, and Power. It is a company and legal person entity duly organized and validly existing, and in good standing under the laws of PRC, has all requisite corporate power and authority to carry on its businesses, and is duly qualified and in good standing to do business in each jurisdiction in which it conducts business.

(b) Authorization. The execution, delivery, and performance of the TRANSACTION DOCUMENTS to be entered into by it have been duly authorized by all necessary action of its board or other appropriate organization. The certified copies of the resolutions adopted by its board or other appropriate organization approving the TRANSACTION DOCUMENTS and TRANSACTIONS contemplated hereby and thereby have been provided to the PURCHASER.

(c) Execution. It has duly and validly executed and delivered the TRANSACTION DOCUMENTS naming it as a party, and such TRANSACTION DOCUMENTS constitute valid, binding, and enforceable obligations of it in accordance with their terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors' rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.

PART C: WARRANTIES IN RESPECT OF BPO AND ITS AFFILIATES

Reference to BPO in this Part C shall include each company directly or indirectly controlled by BPO.

(a) Corporate Records. It has made available to the PURCHASER complete and correct copies of all the documents as set out under Schedule J hereto, including but not limited to, its business license, articles of association, tax registration certificates, registers and/or other organizational documents ("CONSTITUTIONAL DOCUMENTS"), in each case, as amended to the date hereof. It has delivered to the PURCHASER complete and correct copies of its board resolutions and shareholders' resolutions, which are in consistency with the originals and shall include all board resolutions and shareholders' resolutions without omission.

(b)  Capital Structure.

     (i)  Set out in Schedule A is its registered capital on the date hereof.

     (ii) There are no options, warrants, calls, conversion rights, commitments, agreements, contracts, restrictions, or rights of any character to which it is a party or by which it may be bound obligating it to issue, deliver or sell, or cause to be issued, delivered or sold, additional equity interest, or obligating it to grant, extend or enter into any such option, warrant, call, conversion right, commitment, agreement, contract, understanding, restriction, arrangement or right. It does not have outstanding bonds, debentures, notes or other indebtedness. Except for the debts provided in the balance sheet as of the LAST ACCOUNTS DATE as set forth in Schedule N, the company does not have any debts undisclosed in the balance sheet.

(c) Subsidiaries. Except for BPOA and Beijing Jingshi Orient Culture Broadcasting Co., Ltd., it does not presently own or CONTROL, directly or indirectly, any interest in any other company, association, or other business entity, and is not a participant in any joint venture, partnership, or similar arrangement. Its particulars as set out in Schedule A and its registered capital are clear of all ENCUMBRANCES. Save as expressly provided in the TRANSACTION DOCUMENTS, there is no agreement or arrangement in force which calls for the present or future issue or sale of, or grant to any person the right (whether conditional or otherwise) to call for the issue, sale or transfer of any of its equity interest or loan capital (including any of its option, notes, warrants or other securities or rights convertible or ultimately convertible into equity interests).

(d) Compliance with Laws and Other Instruments. It holds and, at all times, has held all licenses, permits, and authorizations from all Governmental Entities necessary for the lawful conduct of its business pursuant to all applicable PRC statutes, laws, ordinances, rules, and regulations of all such authorities having jurisdiction over it or any part of its operations. Except for the Organization Identity Code Certificate and the State Tax Registration Certificate of BPO and BPOA to be obtained, there are no violations or claimed violations of any such license, permit, or authorization, or any such statute, law, ordinance, rule or regulation. It has conducted its activities in compliance with all applicable laws and regulations and there has been no breach of any laws or regulations applicable to it.

(e) Corporate Governance. Neither the execution and delivery of the TRANSACTION DOCUMENTS naming it as a party nor the performance by it of its obligations under such TRANSACTION DOCUMENTS will (i) conflict with or result in any breach of its CONSTITUTIONAL DOCUMENTS; (ii) require any Consents; or (iii) conflict with, result in a breach or default of, or give rise to any right of termination, cancellation or acceleration or result in the creation of any lien, charge, Encumbrance, or restriction upon any of the properties or assets of it or its equity interest under, any law, statute, rule, regulation, judgment, decree, order, government permit, license or order or any mortgage, indenture, note, license, trust, agreement or other agreement, instrument or obligation to which it is a party.

(f)  LAST ACCOUNTS and Changes.

     (i) The LAST ACCOUNTS give a true and fair view of the state of affairs of BPO as at the LAST ACCOUNTS DATE;

     (ii) The LAST ACCOUNTS of BPO either has made full provision for or disclosed all liabilities (whether actual, contingent or disputed and including pension liabilities), all outstanding capital commitments and all bad or doubtful debts of BPO as at the LAST ACCOUNTS DATE;

     (iii) Since the LAST ACCOUNT DATE, there has not been any of the following events, except that such events have been disclosed to the PURCHASER in wiring on the execution date of this Agreement:

           (1) any transaction entered into by it other than in the ordinary course of business;

           (2) any declaration, payment, or setting aside of any dividend or other distribution to or for any of its shareholders;

           (3) any termination, modification, or rescission of or waiver by it of rights under any contract having or reasonably likely to have a MATERIAL ADVERSE CHANGE on its business;

           (4) any discharge or satisfaction by it of any ENCUMBRANCE, or any payment of any obligation or liability (absolute or contingent) other than liabilities incurred in the ordinary course of business;

           (5) any mortgage, pledge, imposition of any security interest, claim, ENCUMBRANCE, or other restriction created on any of the assets, tangible or intangible, of it having or reasonably likely to have a MATERIAL ADVERSE CHANGE on its business;

           (6) any settlement of any claim, dispute, suit, proceeding or investigation regarding it; or

           (7) any event or condition resulting in a MATERIAL ADVERSE CHANGE on its business.

(g) Litigation and Other Proceedings. It is not nor is any of its officers, directors, or employees a party to any pending or, threatened action, suit, labour dispute (including any union representation proceeding), proceeding, investigation, or discrimination claim in or by any court or governmental board, commission, agency, department, or officer, or any arbitrator, arising from its actions or omissions or, in the case of an individual, from acts in his or her capacity as its officer, director, employee, agent or contractor, which individually or in the aggregate would have a MATERIAL ADVERSE CHANGE on its business. It is not a named party to any order, writ, judgment, decree, or injunction.

(h) No Defaults. It is not, nor has it received written notice that it would be with the passage of time, in default or violation of any term, condition, or provision of (i) its CONSTITUTIONAL DOCUMENTS; (ii) any judgment, decree, or order to which it is a named party; or (iii) any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license, or other instrument to which it is a party or by which it or any of its properties or assets is bound, except for defaults and violations which have been cured or, individually or in the aggregate, would not have a MATERIAL ADVERSE CHANGE on its business.

(i) Major Contracts. Except for the agreements set out in Schedule K (the "EXISTING CONTRACTS") it is not a party to or bound by any agreement, contract, lease or indemnity which is with an amount in excess of RMB 100,000, or which might be reasonably expected to have a material effect on the prospects, business, operations or financial condition of BPO taken as a whole.

     All the EXISTING CONTRACTS are valid and in full force and effect and it has not nor has any other party thereto breached any material provisions of, or entered into default in any material respect under the terms thereof other than such beaches or defaults that have been cured or would not, individually or in the aggregate, have a MATERIAL ADVERSE CHANGE on its business. It has made available to the PURCHASER a copy of each of the EXISTING CONTRACTS specified in Schedule K together with all amendments, material written waivers or other material written changes thereto.

(j) Assets. The assets owned, possessed or used by it comprise all the assets required to enable it to carry on its business fully and effectively in the ordinary course. It has legal and beneficial ownership of all assets owned, possessed or used by it free and clear of all ENCUMBRANCES. No other PERSON owns any property and assets which are being used by it except for the property leased by it pursuant to the EXISTING CONTRACTS.

(k) Programme Licenses BPO has duly obtained, or maintained and kept effective all the licenses and permits to conduct the current business, including but not limited to the License for Production of Teleplay (Class B) and the License for Production and Operation of Broadcasting and Television Program, and has not conducted the business outside the scope of such licenses and permits.

(l)  Technology and Intellectual Property Rights.

     (i) Schedule M contains a list of INTELLECTUAL PROPERTY which includes the following:

          (1) all patents, domain names, trademarks, trade names, trade dress and service marks, and any applications and registrations for any of the foregoing, that is included in the OWNED INTELLECTUAL PROPERTY;

          (2) all registered and unregistered copyrights, and applications for registered copyrights for any OWNED INTELLECTUAL PROPERTY;

          (3) all material products and services that currently are published and/or offered by it, or that are currently under development by it and scheduled to be commercially released or offered prior to the CLOSING DATE;

          (4)  all licenses and sublicenses of the OWNED INTELLECTUAL PROPERTY;

          (5)  all LICENSED INTELLECTUAL PROPERTY and any sublicenses thereto;
               and

          (6) any material obligation of exclusivity, non-competition, non-solicitation, first negotiation or "most favoured nation" or "equally favoured nation" (e.g., obligating it to provide terms as favourable or more favourable as granted to others) to which it is subject under any agreement that does not fall within the ambit of (4) or (5) in this paragraph.

     (ii) BPO has the right to use all INTELLECTUAL PROPERTY used or held for use in the conduct of its business without any conflict with the rights of others. All products and technology that have been or currently are published and/or offered by it or are under development by it, and all products and/or technology underlying any and all services that have been or currently are offered by it or are under development by it is either: (1) owned by it, (2) in the public domain, or (3) rightfully used by the it pursuant to a valid written license or other agreement.

     (iii) BPO is not, as a result of the execution or delivery of this Agreement and/or the ancillary agreements, nor the performance of its obligations under them will cause it to be in violation of any license, sublicense or other agreement relating to the INTELLECTUAL PROPERTY or of any non-disclosure agreement to which it is a party or otherwise bound.

     (iv) BPO is not obligated to provide any financial consideration or other consideration to any third party, nor is any third party otherwise entitled to any financial consideration or other consideration, with respect to any exercise of rights by it or its successors in the INTELLECTUAL PROPERTY.

     (v) BPO's use, reproduction, modification, distribution, licensing, sublicensing, sale, or any other exercise of rights in any OWNED INTELLECTUAL PROPERTY by it or its licensees does not infringe, misappropriate or violate any copyright, patent, trade secret, trademark, service mark, trade name, company name, logo, trade dress, database right, other intellectual property right, right of privacy, right of publicity or right in personal or other data of any person. Further, the use, reproduction, modification, distribution, licensing, sublicensing, sale, or any other exercise of rights in any LICENSED INTELLECTUAL PROPERTY or any other authorized exercise of rights in or to LICENSED INTELLECTUAL PROPERTY by it or its licensees does not infringe, misappropriate or violate any copyright, patent, trade secret, trademark, service mark, trade name, firm name, logo, trade dress, moral right, database right, other intellectual property right, right of privacy, right of publicity or right in personal or other data of any person. Further, the distribution, licensing, sublicensing, sale, or other provision of products and services by it or its resellers or licensees does not infringe, misappropriate or violate any copyright, patent, trade secret, trademark, service mark, trade name, firm name, logo, trade dress, moral right, database right, other intellectual property right, right of privacy, right of publicity or right of any person.

     (vi) No action, suit or proceeding, pending or otherwise, (i) challenging the validity, enforceability, or ownership by it of any of OWNED INTELLECTUAL PROPERTY or (ii) to the effect that the use, reproduction, modification, manufacturing, distribution, licensing, sublicensing, sale or any other exercise of rights in any OWNED INTELLECTUAL PROPERTY by it or its licensees infringes, misappropriates or violates any intellectual property or other proprietary or personal right of any person is pending or is threatened by any person. Further, no claim to the effect that the distribution, licensing, sublicensing, sale or other provision of products and services by it or its resellers or licensees infringes, misappropriates or violates any intellectual property or other proprietary or personal right of any person is pending or, to the knowledge of BPO, is threatened by any person. There is no unauthorized use, infringement or misappropriation of any of OWNED INTELLECTUAL PROPERTY by any third party, employee or former employee.

     (vii)  No other party has any security interest in any Intellectual
            Property.

     (viii) BPO has secured from all parties who have created any portion of, or otherwise have any rights in or to, OWNED INTELLECTUAL PROPERTY, other than employees of itself whose work product was created by them entirely within the scope of their employment by it and constitutes work made for hire owned by it, valid written assignments or licenses of any such work or other rights to it that are enforceable by it and has made available true and complete copies of such assignments or licenses to the PURCHASER.

     (ix) BPO owns all right, title and interest in and to all data it collects from or discloses about users of its products and services. Its practices regarding the collection and use of consumer personal information are in accordance in all respects with applicable laws and regulations of all jurisdictions in which it operates.

     (x) No officer, director, shareholder or employee of BPO, nor any spouse, or relative thereof, owns directly or indirectly, in whole or in part, any INTELLECTUAL PROPERTY.

(m) Employees. The employment agreements with all of its employees (including any contracts relating to the temporary use or dispatch of employees) can be terminated pursuant to the laws, and except for the severance payments generally payable pursuant to the mandatory requirements as set forth by the laws, BPO will not be required to make any other payments. It is not a party to any pending or threatened labour dispute concerning its business or employment practices or the subject of any organizing drive, labour grievance or petition to certify a labour union. It has complied with all applicable laws, treaties, ordinances, rules, and regulations and requirements relating to the employment of labour. There are no claims pending or threatened to be brought against it in any court or administrative agency by any of its former or current employees. The core employees are and will remain employed by BPO (for avoidance of any doubt, "core" employee in this paragraph means the employee whom the PURCHASER may consider essential to BPO or its business).

(n) Certain Agreements. Neither the execution nor the delivery of this Agreement and the TRANSACTION DOCUMENTS nor the performance of its obligations contained in them will:

     (i) result in any payment by it (including severance, unemployment compensation, parachute payment, bonus or otherwise) becoming due to any director, employee, or independent contractor of it under any employee benefit plan, agreement, or otherwise,

     (ii) increase any benefits otherwise payable under any employee benefit plan or agreement, or

     (iii) result in the acceleration of the time of payment or vesting of any such benefits.

(o) Guarantees and Suretyships. It does not have any powers of attorney outstanding and it does not have any obligations or liabilities (absolute or contingent) as guarantor, surety, co-signer, endorser, co-maker, or otherwise respecting the obligations or liabilities of any person, corporation, partnership, joint venture, association, organization, or other entity other than as an endorser of negotiable instruments in the ordinary course of business.

(p) Absence of Questionable Payments. It has not nor has any of its respective AFFILIATES, directors, officers, agents, employees or other persons acting on their behalf, used any corporate or other funds for unlawful contributions, payments, or established or maintained any unlawful or unrecorded funds, and has not used any corporate fund of huge amount, which may materially affect the normal operation of the company.

(q)  Taxes.

     (i) No deficiencies or adjustments for any of its tax has been claimed, proposed or assessed or threatened in writing and not paid. There is currently no claim outstanding by an authority in a jurisdiction where it does not file PRC Returns that it is or may be subject to taxation by that jurisdiction. It is not subject to any pending or threatened tax audit or examination. It has not entered into any agreements, waivers or other arrangements in respect of the statute of limitations in respect of its taxes or PRC Returns.

     (ii) For the purposes of this Agreement, the terms "tax(es)" shall include all taxes, assessments, duties, tariffs, registration fees, and other governmental charges in the nature of taxes including, all enterprise income tax, property tax, business tax and additional, license fee, value added tax, withholding tax, consumption tax and other taxes, as well as any interest, additions or penalties relating thereto and any interest in respect of such additions or penalties.

(r) Leases in Effect; Real Estate. All real property leases and subleases to which it is a party and any amendments or modifications thereof are listed in Schedule L (each a "PRC LEASE" and, collectively, the "PRC LEASES"). It has a valid leasehold interest under such PRC Leases. There are no existing defaults, and it has not received or given any written notice of default or claimed default with respect to any PRC LEASE and there is no event that with notice or lapse of time, or both, would constitute a default thereunder. All real property occupied by it is subject to a written lease. It holds no interest in real property other than the PRC LEASES.

(s) Company Property. It has valid title, free and clear of all title defects, security interests, pledges, options, claims, liens, and ENCUMBRANCES of any nature whatsoever to all inventory, receivables, furniture, machinery, equipment, and other properties since its establishment.

                                   SCHEDULE E
                            THE PURCHASER WARRANTIES

The PURCHASER hereby represents and warrants to the VENDORS that each of the following statements is true:

(a) ORGANISATION AND QUALIFICATION. It is a person or a legal entity duly organised and validly existing under the laws of its jurisdiction of incorporation.

(b) AUTHORISATION. It has taken all corporate or other action required to authorise, and has duly authorised, the execution, delivery and performance of this Agreement and upon due execution and delivery the same will constitute its legal, valid and binding obligations enforceable in accordance with its terms.

(c) POWER AND AUTHORITY. It has full power and authority to make the covenants and representations referred to herein and to purchase the EQUITY and to execute, deliver and perform this Agreement.

                                   SCHEDULE F
                    MANAGEMENT TEAM AND KEY EMPLOYEES OF BPO

[List of management team and key employees]

                                   SCHEDULE G
                               MANAGEMENT CONTRACT

[Management contract between BPO and its executives]

                                   SCHEDULE H
                                  WAIVER LETTER

TO: BEIJING CENTRAL MEDIA CO., LTD.
    BEIJING PERSPECTIVE ORIENT MOVIE & TELEVISION INTERMEDIARY CO., LTD.

Whereas:

(1) Beijing Central Media Co., Ltd. and Hunan TV & Broadcast Intermediary Co., Ltd. ("TVBI"), Shenzhen Ronghan Investment Co., Ltd., and Beijing Perspective Orient Movie & Television Intermediary Co., Ltd. ("BPO") Have entered into a Strategic Partnership Agreement ("PARTNERSHIP AGREEMENT") with respect to the equity transfer and capital increase of BPO on [ ], 2006;

(2) The key business of BPO is to produce the TV programs of "Fortune", "Fortune China", and their derivative programs ("FORTUNE PROGRAM").

To secure the operation of key business of BPO, TVBI, Hunan Economic TV Station, and Hunan Life Channel Co., Ltd. (together "WE"), as the participants to the FORTUNE PROGRAM, hereby make the following statements unconditionally and irrevocably:

1. WE represent and warrant that, except for the intellectual properties and intangible assets relating to the FORTUNE PROGRAM enjoyed by WE upon the issuance date of this Waiver, all other intellectual properties and intangible assets relating to the FORTUNE PROGRAM belong to BPO, and there are no third party claims with respect to the intellectual properties and the intangible assets of the FORTUNE PROGRAM.

2. WE represent and warrant that we have not entered into, or authorized any third party to enter into, any license agreement or transfer agreement with respect to the intellectual properties or intangible assets relating to the FORTUNE PROGRAM.

3. WE undertake that, if WE have any right to the intellectual properties and intangible assets relating to FORTUNE PROGRAM upon the issuance date of this Waiver Letter, WE hereby irrevocably agree to transfer such intellectual properties or intangible assets to BPO and waive any existing or future claim for the rights and interests to such intellectual properties or intangible assets.

4. WE undertake that, if the transfer of intellectual properties and intangible assets under Clause 1 takes place, WE will ensure that such transfer be completed as soon as practicable, and if such intellectual properties and/or intangible assets is unable to be transferred, WE will use such intellectual properties and/or intangible assets in accordance with BPO's instructions.

5. WE undertake that, from the issuance of this Waiver to the completion date of the transfer under Clause 3, WE will not use, or license, or transfer, any intellectual properties or intangible assets relating to the FORTUNE PROGRAM to a thirty party without obtaining the prior written consent from BPO.

6. WE acknowledge that, if BPO suffers any loss due to the reason that the representations and warranties hereunder is incorrect or WE breached the undertakings hereunder, WE will indemnify all losses incurred by BPO.

This Waiver shall be executed in five (5) copies, and become effective upon signing by the respective authorized representative of TVBI, Hunan Economic TV Station, and Hunan Life Channel Co., Ltd., or upon affixing chops by TVBI, Hunan Economic TV Station, and Hunan Life Channel Co., Ltd.

Execution Page


HUNAN TV & BROADCAST INTERMEDIARY CO., LTD.


Authorized Representative:
                           --------------------------


HUNAN ECONOMIC TV STATION


Authorized Representative:
                           --------------------------


HUNAN LIFE CHANNEL CO., LTD.


Authorized Representative:
                           -----------------------



Date: [         ], 2006
-----------------------

                                   SCHEDULE I
                            PAYABLES AND RECEIVABLES

          (a) Details of receivables and payables of BPO to written off


     Items                  Against                     Amount (RMB)       Note               Aggregate
Receivables     Beijing Tianxie Advertising             8,148,000.00  bad loan
                Hunan Life Channel                        573,021.00  bad loan              13,483,524.10
                Beijing Shengshi Movie                  4,762,503.10  bad loan
                Hunan Huilin                            3,000,000.00  mutual offset         15,000,000.00
                Hunan Movie Centre                     12,000,000.00  mutual offset

Payables        TV and Broadcast Program                1,880,010.31  mutual offset
                 Branch Company
                TV and Broadcast Media                  8,251,271.73  mutual offset         10,131,282.04
                 Head Office

Balance of receivables and payables        15,000,000.00 - 10,131,282.04 =                  4,868,717.96
Insufficient payment of registered capital from TVBI                                        3,145,850.37
consolidated receivables among affiliates    4,868,717.96 - 3,145,850.37 =                  1,722,867.59
Total write off                             13,483,524.10 + 1,722,867.59 =                  15,206,391.69

(b) The balance of mutual offset is RMB 4,868,717.96 Yuan receivables, which, according to BPO, includes the overdue payment of registered capital by TVBI in the amount of RMB 3,145,850.37 Yuan.

(c)    Solution of receivables and payables:
       TVBI shall pay back the said amount (RMB 3,145,850.37 Yuan) to BPO, after which BPO will write off the receivables at the total amount of RMB15,206,391.69 Yuan.

(d) Subject to the forgoing, the PURCHASER confirms that, the write-off of the aforesaid receivables of RMB15,206,391.69 by BPO will cause the reduction in the net assets value accordingly. However, this will not affect the payment of consideration by the PURCHASER to TVBI, and the PURCHASER will not ask the VENDORS to bear any extra obligations, including without limitation the indemnification or compensation, provided that TVBI has paid back the overdue capital contribution to BPO before Closing.

                                   SCHEDULE J
                         CONSTITUTIONAL DOCUMENTS OF BPO

                                   SCHEDULE K
                               EXISTING CONTRACTS

[List of exhibit contracts]

                                   SCHEDULE L
                                     LEASES

[List of existing leases]

                                   SCHEDULE M
                          INTELLECTUAL PROPERTY OF BPO

Intellectual property owned:

1. China 'F' Registered Trademark[Registration no:1774329]

2. "Fortune","Fortune China","Fortune People","New Fortune Weekly", "Fortune Morning 7a.m.","Securities Online","Fortune Unlimited" and brands of derivative programs.

                                   SCHEDULE N
                                  LAST ACCOUNTS

[Audited balance sheet, cash flow report, and profit & loss account of BPO as of December 31, 2005 according to China's accounting principles, prepared by Hunan Kaiyuan Accounting Company (Limited Liability).]

                                   APPENDIX 1

[Equity Transfer and Capital Increase Agreement regarding BPO -- Please refer to
Exhibit 10.33]

                                   APPENDIX 2

                        [Articles of Association of BPO]

                                   APPENDIX 3

[Money Journal Cooperation Agreement -- Please refer to Exhibit 10.21]

                            SUPPLEMENTARY AGREEMENT

THIS SUPPLEMENTARY AGREEMENT (this "AGREEMENT") is made in Beijing, the People's Republic of China ("PRC"), on the 15th day of June, 2006.

BETWEEN

(1) BEIJING CENTRAL MEDIA CO., LTD.(OR BEIJING CENTURY MEDIA CO., LTD.), a limited liability company incorporated under the laws of PRC with registration number 1101112708733 and a registered address at No. 18-388, Jianshe Road, Kaixuan Avenue, Liang Xiang, Fangshan Disctrict, Beijing ("PURCHASER");

(2) HUNAN TV & BROADCAST INTERMEDIARY CO., LTD., a company limited by shares incorporated under the laws of PRC with registration number 4300001001044 and a registered address at Jinying Intermediary & Culture City, Liuyang River Bridge East, Changsha, Hunan Province ("TVBI");

(3) SHENZHEN RONGHAN INVESTMENT CO., LTD., a limited liability company incorporated under the laws of PRC with registration number 4403011065442 and a registered address at Suite 31F, Shenzhen Special Zone Press Tower, Futian District, Shenzhen ("SZCO", together with TVBI, the "VENDORS");

(4) BEIJING PERSPECTIVE ORIENT MOVIE AND TELEVISION INTERMEDIARY CO., LTD., a limited liability company incorporated under the laws of PRC with registration number 1100001168692 and a registered address at No. 5 Building, No. 46 Taiping Road, Haidian District, Beijing ("BPO").

WHEREAS, the PURCHASER, TVBI, SZCO, and BPO have entered into a strategic cooperation agreement on June 15, 2006 ("COOPERATION AGREEMENT") with respect to the equity transfer and capital increase of BPO.

To clarify the purpose of the COOPERATION AGREEMENT, the parties hereby agree to the following:

1. The parties understand that after BPO has completed its equity transfer and capital increase pursuant to the COOPERATION AGREEMENT, the assets or equity interest in BPO will be involved in the initial public offering at an offshore capital market.

2. The parties agree that if the initial public offering procedure with respect to the assets or equity interest in BPO initiates, if the parties has any dispute with respect to the COOPERATION AGREEMENT, and the Chinese version and English version of the COOPERATION AGREEMENT is inconsistency with respect to the disputed issue, the parties shall choose the English version of the COOPERATION AGREEMENT as the prevailing version.

3. This Agreement is a supplementary agreement to the COOPERATION AGREEMENT, and constitutes, together with the COOPERATION AGREEMENT, the complete agreement with respect to the matters contemplated under the COOPERATION AGREEMENT. In case of any discrepancy between this Agreement and the COOPERATION AGREEMENT, this Agreement shall prevail to the extent of the discrepancies. Other terms of the COOPERATION AGREEMENT shall remain in full force and effect.

4. This Agreement is written in both Chinese and English. Both versions shall have equal effect. In case of any discrepancy between the two versions, the English version shall prevail.

5. This Agreement shall be executed in four (4) copies, each party shall hold one (1) copy. This AGREEMENT shall become effective upon execution by the parties and is legally binding on the parties.

6. This Agreement shall be governed by, and interpreted in accordance with the laws of PRC.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

The PURCHASER
-------------
For and on behalf of BEIJING CENTRAL MEDIA CO., LTD. (OR BEIJING CENTURY MEDIA CO., LTD.)
Per: [Company chop of Beijing Century Media Culture Co., Ltd.]

     /s/
---------------------
Authorized Signatory

TVBI
----
For and on behalf of HUNAN TV & BROADCAST INTERMEDIARY CO., LTD.,
Per: [Company chop of Hunan TV & Broadcast Intermediary Co., Ltd.]

     /s/
---------------------
Authorized Signatory


SZCO
----
For and on behalf of SHENZHEN RONGHAN INVESTMENT CO., LTD.
Per: [Company chop of Shenzhen Ronghan Investment Co., Ltd.]

     /s/
---------------------
Authorized Signatory


BPO
---
For and on behalf of BEIJING PERSPECTIVE ORIENT MOVIE AND TELEVISION INTERMEDIARY CO., LTD.
Per: [Company chop of Beijing Perspective Orient Movie and Television Intermediary Co., Ltd.]

     /s/
---------------------
Authorized Signatory